EXHIBIT 99.1

Domino’s Pizza Posts Strong Second Quarter 2005 Financial Results
Domestic Same Stores Sales Up 6.9%; EPS of $0.35

ANN ARBOR, Michigan, August 3, 2005: Domino’s Pizza, Inc. (NYSE: DPZ), the recognized world leader in pizza delivery, today announced financial results for the second quarter and first two quarters of 2005, which ended June 19, 2005. Diluted earnings per share were $0.35 on net income of $23.4 million for the second quarter of 2005, driven primarily by strong global retail sales growth. Global retail sales were up 13.5% for the quarter versus the prior year period, driven by robust domestic and international same store sales and unit growth. Domestic same stores sales increased 6.9% for the quarter, while international same store sales increased 7.8%, on a constant dollar basis, for the same period. The Company added 79 net stores worldwide during the quarter, and increased worldwide store counts by 348 net stores over the past four fiscal quarters.

Second Quarter Highlights (versus the prior year period):

•	Diluted EPS increased 46% to $0.35, on net income of $23.4 million, compared to pro forma diluted EPS of $0.24 in the second quarter of 2004.

•	Global retail sales, comprised of all retail sales at Company-owned and franchise stores worldwide, increased 13.5%, driven by higher same store sales and store counts.

•	Domestic same store sales increased 6.9%, comprised of a domestic Company-owned same store sales increase of 8.6% and a domestic franchise same store sales increase of 6.6%.

•	International same store sales increased 7.8%, on a constant dollar basis, marking the 46th consecutive quarter of international same store sales growth.

•	Worldwide store counts increased by a net 79 stores during the quarter, and increased by a net 348 stores over the past four fiscal quarters. At the end of the quarter, there were 7,878 Domino’s Pizza stores in operation worldwide.

•	The Company paid its first quarter 2005 dividend of 10 cents per share on June 30, 2005.

Chairman and CEO David A. Brandon said, “Domino’s Pizza’s performance in the first half of 2005 was truly exceptional. Sales were strong and, overall, I was pleased with our execution in all phases of our business. I was particularly happy with the continued improvements in Team USA, our corporate store unit. We still have some challenging sales comps to face in the second half of the year. However, we believe 2005 has the potential to be a special year for us.”

Brandon continued, “As I have stated before, we have proven our ability to create steady and consistent annualized growth, with some variability quarter-to-quarter. We will sometimes overachieve, as we have demonstrated during the first half of 2005. There will likely be other times when we will experience weaker performance than the norm. However, we are proud of our record of eleven consecutive years of positive domestic same store sales growth and 46 consecutive quarters of positive international same store sales growth. We continue to believe Domino’s Pizza is a steady, reliable performer; and our guidance of 11-13% annual net income growth, while also paying a significant dividend, is appropriate and achievable over the long-term.”

Conference Call Information

The Company plans to file its quarterly report on Form 10-Q this morning. Additionally, as previously announced, Domino’s Pizza, Inc. will hold a conference call today at 11 a.m. (Eastern) to review its second quarter 2005 financial results. The call can be accessed by dialing (888) 306-6182 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call. The call will also be simulcast at www.dominos.com. If you are unable to participate on the call, a replay will be available through midnight on September 3, 2005 by dialing (800) 642-1687 (U.S./Canada) or (706) 645-9291 (International), conference ID 3420961. The web cast will be archived for 30 days on www.dominos.com.

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Domino’s Pizza: Q205 Earnings Release, Page Two

Company Reverses Foreign Valuation Allowance during Quarter

The Company’s effective tax rate was 35.2% for the second quarter, down from 37.8% in the first quarter. This decrease in the effective tax rate for the second quarter was the result of the reversal of approximately $1.1 million of valuation allowances (or approximately 1.6 cents per diluted share) related to net operating loss deferred tax assets from certain of our foreign operations. The Company expects the effective tax rate for each of the third and fourth quarters of 2005 to be in the range of 37.5% to 38.5%.

Board Declares Second Quarter Dividend

The Company’s second quarter dividend, in the amount of 10 cents per share, will be paid on September 30, 2005 to shareholders of record as of the close of business on September 15, 2005. On an annualized basis, our second quarter dividend equates to an approximate 2% dividend yield, based on the Company’s closing stock price of $25.02 on July 29, 2005.

Related Party Share Repurchase

During the second quarter, the Company repurchased and retired 4,409,171 shares of its Common Stock from JP Morgan Capital, L.P. and its affiliates (collectively, JPMP), for $75.0 million, or $17.01 per share. The repurchase price of $17.01 per share in this private transaction was based on a negotiated discount between Domino’s and JPMP. The Company used $35.0 million of available cash on hand and $40.0 million of borrowings from its revolving credit facility to fund the repurchase of shares.

SUMMARY OF FINANCIAL RESULTS

Global Retail Sales Growth

Global retail sales include all retail sales worldwide at Company-owned and franchise stores (see Definitions).

(versus the prior year period)	Second Quarter of 2005	First Two Quarters of 2005
Domestic Stores	+ 9.1%	+ 10.3%
International stores	+ 23.4%	+ 21.1%

Total	+ 13.5%	+ 13.7%

The increases in second quarter and year-to-date global retail sales versus the prior year periods were driven by increased same store sales and higher store counts as detailed in the following chart.

Same Store Sale Growth

See Definitions.

(versus the prior year period)	Second Quarter of 2005	First Two Quarters of 2005
Domestic Company-owned stores	+ 8.6%	+ 11.2%
Domestic franchise stores	+ 6.6%	+ 8.7%

Total Domestic Stores	+ 6.9%	+ 9.0%

International stores	+ 7.8%	+ 8.2%

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Domino’s Pizza: Q205 Earnings Release, Page Three

Store Counts and Net Unit Growth

	Domestic Company-owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store count at March 27, 2005	568	4,447	5,015	2,784	7,799
Openings	—	26	26	76	102
Closings	—	(12)	(12)	(11)	(23)
Transfers	1	(1)	—	—	—

Store count at June 19, 2005	569	4,460	5,029	2,849	7,878

Second quarter net growth	1	13	14	65	79

First two quarters net growth	(11)	32	21	100	121

Trailing 4 quarters net growth	(8)	112	104	244	348

Revenues

	Second Quarter			First Two Quarters
(dollars in thousands)	2005	2004	% Change	2005	2004	% Change
Domestic Company-owned stores	$91,674	$84,062	9.1%	$189,900	$172,027	10.4%
Domestic franchise	37,237	33,767	10.3%	76,470	68,405	11.8%
Domestic distribution	188,225	180,927	4.0%	390,042	351,776	10.9%
International	29,818	25,480	17.0%	60,210	50,783	18.6%

Total revenues (1)	$346,954	$324,236	7.0%	$716,622	$642,991	11.5%

(1)	Total revenues primarily include retail sales at Company-owned stores, royalties from franchise stores, and related sales from distribution operations, which sell food and equipment to all Company-owned stores and certain franchise stores. Company-owned store and franchise store revenues may vary significantly from period to period due to changes in store count mix, while distribution revenues may vary significantly as a result of fluctuations in food prices, primarily cheese prices.

The increases in second quarter and year-to-date total revenues versus the prior year periods were due primarily to increases in domestic franchise and Company-owned store revenues, which were driven by higher domestic same store sales and higher domestic franchise store counts, and increases in distribution revenues, which were driven by higher volumes related to increases in domestic franchise same store sales and store counts, offset in part by lower cheese costs. The published cheese block price-per-pound averaged $1.51 and $1.53 in the second quarter and first two quarters of 2005, respectively, down from $2.01 and $1.67 in the comparable periods of 2004. Total revenues were also positively impacted by increases in revenues from international operations primarily as a result of higher same store sales and store counts.

Operating Margin

	Second Quarter				First Two Quarters
(dollars in thousands)	2005	% of Revenues	2004	% of Revenues	2005	% of Revenues	2004	% of Revenues
Domestic Company-owned stores	$18,581	20.3%	$15,092	18.0%	$38,668	20.4%	$32,954	19.2%
Domestic franchise (1)	37,237	100.0%	33,767	100.0%	76,470	100.0%	68,405	100.0%
Domestic distribution	18,012	9.6%	16,445	9.1%	37,719	9.7%	33,095	9.4%
International	14,569	48.9%	12,297	48.3%	28,555	47.4%	24,259	47.8%

Total operating margin	$88,399	25.5%	$77,601	23.9%	$181,412	25.3%	$158,713	24.7%

(1)	Domestic franchise operations do not have a cost of sales component. Accordingly, the domestic franchise operating margin equals domestic franchise revenues.

The increases in the second quarter and year-to-date total operating margin versus the prior year periods were due primarily to increases in retail sales from both international and domestic franchise operations, which drove higher royalty revenues. Total operating margin was also positively impacted by increases in retail sales from Company-owned stores and higher distribution volumes related to the increase in domestic franchise same store sales and store counts.

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Domino’s Pizza: Q205 Earnings Release, Page Four

Total operating margin as a percentage of revenues increased 1.6 and 0.6 percentage points during the second quarter and year-to-date period, respectively, versus the prior year periods. Operating margin as a percentage of total revenues was positively impacted as a result of higher same store sales and store counts, which generated increased domestic and international franchise royalty revenues, higher distribution volumes and higher domestic Company-owned store revenues. Additionally, the total operating margin as a percentage of revenues was positively impacted as a result of lower cheese costs, which benefited domestic Company-owned store and distribution operating margins as a percentage of revenues.

As mentioned above, the total operating margin as a percentage of revenues was positively impacted by lower cheese costs. Cheese price changes are a “pass-through” in domestic distribution revenues and cost of sales, and, as such, have no impact on the related operating margin. However, cheese price changes do impact operating margin as a percentage of revenues. Had the 2005 cheese prices been in effect during 2004, the total operating margin as a percentage of total revenues would have been approximately 24.9% for both the second quarter and first two quarters of 2004, respectively, versus the reported 23.9% and 24.7%. This would have resulted in operating margin improvements of 0.6 and 0.4 percentage points in the second quarter and first two quarters of 2005, respectively, versus the reported improvements of 1.6 and 0.6 percentage points.

Similarly, had the 2005 cheese prices been in effect during 2004, the domestic distribution operating margin as a percentage of domestic distribution revenues would have been approximately 9.8% and 9.6% for the second quarter and first two quarters of 2004, respectively, versus the reported 9.1% and 9.4%. This would have resulted in an operating margin decrease of 0.2 percentage points in the second quarter of 2005 versus the reported improvement of 0.5 percentage points, and an operating margin improvement of 0.1 percentage points in the first two quarters of 2005, versus the reported improvement of 0.3 percentage points.

General and Administrative Expenses

General and administrative expenses increased $3.5 million, or 9.2%, during the second quarter of 2005 versus the prior year period, and increased $8.4 million, or 11.1%, during the first two quarters of 2005 versus the prior year period. These increases in general and administrative expenses were due primarily to increases in variable general and administrative expenses, including higher administrative labor due primarily to higher performance-based bonuses and increases in advertising contributions as a result of higher Company-owned store sales. As a percentage of total revenues, general and administrative expenses increased 0.3 percentage points to 12.1% in the second quarter of 2005 versus the prior year period, and remained flat at 11.8% in the first two quarters of 2005 versus the prior year period.

Income from Operations

Income from operations increased $7.3 million, or 18.5%, during the second quarter of 2005 versus the prior year period, and increased $14.3 million, or 17.3%, during the first two quarters of 2005 versus the prior year period. Income from operations was positively impacted by higher royalty revenues from domestic and international franchise stores, increases resulting from higher domestic Company-owned same store sales and higher volumes in our distribution business. These increases in income from operations were offset in part by the aforementioned increases in general and administrative expenses.

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Domino’s Pizza: Q205 Earnings Release, Page Five

Interest Expense, net

Interest expense, net decreased $3.3 million, or 24.1%, during the second quarter of 2005 versus the prior year period, and decreased $6.8 million, or 24.6%, during the first two quarters of 2005 versus the prior year period. These decreases were due primarily to lower average debt balances and a reduction in our average borrowing rates. The average outstanding debt balance, excluding capital lease obligations, decreased $159.4 million to $771.4 million in the second quarter, from $930.8 million in the prior year period, and decreased $171.5 million to $762.2 million in the year-to-date period, from $933.7 million for the first two quarters of 2004. The Company’s effective borrowing rate decreased 0.5 percentage points to 5.3% during both the second quarter and year to date period, from 5.8% in the prior year periods. The reduction in the average borrowing rates were due primarily to senior credit facility margin pricing reductions and prepayments of senior subordinated notes in 2004, offset in part by higher market interest rates.

Net Income

Net income increased $7.5 million to $23.4 million during the second quarter of 2005 versus the prior year period, and increased $14.1 million to $48.4 million during the first two quarters of 2005 versus the prior year period. These increases were due primarily to the aforementioned increases in income from operations and reductions in interest expense. Additionally, net income was positively impacted by lower income taxes resulting from the reversal of valuation allowances related to net operating loss deferred tax assets from certain of our foreign operations.

Pro Forma EPS

Diluted earnings per share for the second quarter and year-to-date periods of 2005 were $0.35 and $0.70, respectively. Pro forma diluted earnings per share for the second quarter and year-to-date periods of 2004 were $0.24 and $0.52, respectively. Diluted EPS, as reported for the second quarter and first two quarters of 2004 is disclosed in the accompanying condensed consolidated statements of income.

Management believes it is helpful to investors to be presented with a pro forma EPS number for the second quarter and year-to-date periods of 2004, which is based on the Company’s capital structure following the completion of its initial public offering in the third quarter of 2004. As a result, the Company is providing pro forma EPS amounts for the second quarter and first two quarters of 2004, assuming that the following transactions occurred at the beginning of 2004:

(i)	the reclassification of previously outstanding Class A Common Stock and Class L Common Stock into Common Stock; and

(ii)	the issuance of the 9,375,000 shares in the IPO and the redemption of $109.1 million of senior subordinated notes, resulting in a reduction of interest expense of approximately $2.1 million ($1.3 million after-tax) in each of the first two quarters of 2004.

The following table reconciles net income, as reported to pro forma net income for the second quarter and first two quarters of 2004, respectively, and also presents the pro forma diluted weighted average shares of common stock outstanding used to determine pro forma diluted earnings per share. The denominator in the pro forma diluted EPS calculations below assumes that the capital structure in place after the IPO was in place for the first two quarters of 2004.

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Domino’s Pizza: Q205 Earnings Release, Page Six

(In thousands, except per share data)	Second Quarter of 2004	First Two Quarters of 2004
Net income, as reported	$15,882	$34,291
Adjustments:
Reduction in interest expense from debt retirement	2,100	4,200
Tax impact	(793)	(1,586)

Total adjustments (net of tax)	1,307	2,614

Pro forma net income	$17,189	$36,905

Weighted average shares outstanding – diluted	71,287	71,287

Earnings per share – diluted, pro forma	$0.24	$0.52

The following table reconciles diluted EPS, as reported to pro forma diluted EPS for the second quarter and first two quarters of 2004, respectively.

	Second Quarter of 2004	First Two Quarters of 2004
Earnings per share – diluted, as reported	$0.18	$0.43
Impact of pro forma adjustments	0.02	0.04
Impact of the reclassification of the Class L conversion and issuance of common stock assuming the IPO occurred at the beginning of the year	0.04	0.05

Earnings per share – diluted, pro forma	$0.24	$0.52

See Comments on Regulation G.

Liquidity

As of June 19, 2005, the Company had $770.7 million in total debt and $10.5 million of cash and cash equivalents. Approximately 72% of outstanding borrowings were contractually fixed at the end of the second quarter. The Company voluntarily repaid $25.0 million of senior credit facility borrowings in the first quarter. During the second quarter, the Company repaid $25.1 million of outstanding borrowings, which consisted primarily of repayments of borrowings on our revolving credit facility that were used to repurchase 4.4 million shares of the Company’s common stock during the second quarter of 2005. The Company is currently not required to pay down principal on its senior subordinated notes until 2011. The next scheduled principal amortization payment of $1.2 million on its senior secured credit facility is due on March 31, 2006. As of June 19, 2005, the Company had $15.0 million in borrowings outstanding under its $125.0 million revolving credit facility. Letters of credit issued under the revolving credit facility were $27.3 million at June 19, 2005.

Definitions

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. Management believes global retail sales information is useful in analyzing revenues, because franchisees pay royalties that are based on a percentage of franchise retail sales. Management reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, distribution revenues are directly impacted by changes in domestic franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

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Domino’s Pizza: Q205 Earnings Release, Page Seven

The Company uses “Same store sales growth,” calculated including only sales from stores that also had sales in the comparable period of the prior year, but excluding sales from certain seasonal locations such as stadiums and concert arenas. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported on a constant dollar basis which reflects changes in sales in international local currency.

Comments on Regulation G

In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G as a result of the significant changes in the Company’s capital structure resulting from our initial public offering in 2004. The Company has included “Pro Forma EPS,” calculated based on “Pro Forma Net Income,” which are both non-GAAP financial measures. The Company’s management believes that these measurements are important to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies in the industry. While management believes that these non-GAAP financial measures will be helpful to investors in understanding and evaluating the Company’s performance in the periods immediately following the IPO, management does not expect to continue to provide such non-GAAP financial measures once the effects of the significant changes to the Company’s capital structure are able to be fully reflected in the Company’s financial statements.

About Domino’s Pizza

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 7,878 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had global retail sales of more than $4.6 billion in 2004, comprised of nearly $3.2 billion domestically and more than $1.4 billion internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

Contact: Lynn Liddle, Executive Vice President of Communications and Investor Relations – Domino’s Pizza, Inc. (734) 930 - 3008

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by Domino’s and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect Domino’s financial and other results is included in the Company’s filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TABLES TO FOLLOW

Domino’s Pizza: Q205 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarter Ended
(Dollars in thousands, except per share data)	June 19, 2005	% of Total Revenues	June 13, 2004	% of Total Revenues
Revenues:
Domestic Company-owned stores	$91,674		$84,062
Domestic franchise	37,237		33,767
Domestic distribution	188,225		180,927
International	29,818		25,480

Total revenues	346,954	100.0%	324,236	100.0%

Cost of sales:
Domestic Company-owned stores	73,093		68,970
Domestic distribution	170,213		164,482
International	15,249		13,183

Total cost of sales	258,555	74.5%	246,635	76.1%

Operating margin	88,399	25.5%	77,601	23.9%

General and administrative	41,819	12.1%	38,280	11.8%

Income from operations	46,580	13.4%	39,321	12.1%

Interest expense, net	10,486	3.0%	13,808	4.2%

Income before provision for income taxes	36,094	10.4%	25,513	7.9%

Provision for income taxes	12,693	3.7%	9,631	3.0%

Net income	$23,401	6.7%	$15,882	4.9%

Earnings per share:
As reported:
Common stock – diluted	$0.35		$0.18
Class L common stock – diluted	N/A		$2.57

Pro forma:
Common stock – diluted	N/A		$0.24

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Domino’s Pizza: Q205 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
(Dollars in thousands, except per share data)	June 19, 2005	% of Total Revenues	June 13, 2004	% of Total Revenues
Revenues:
Domestic Company-owned stores	$189,900		$172,027
Domestic franchise	76,470		68,405
Domestic distribution	390,042		351,776
International	60,210		50,783

Total revenues	716,622	100.0%	642,991	100.0%

Cost of sales:
Domestic Company-owned stores	151,232		139,073
Domestic distribution	352,323		318,681
International	31,655		26,524

Total cost of sales	535,210	74.7%	484,278	75.3%

Operating margin	181,412	25.3%	158,713	24.7%

General and administrative	84,337	11.8%	75,920	11.8%

Income from operations	97,075	13.5%	82,793	12.9%

Interest expense, net	20,889	2.9%	27,708	4.3%

Income before provision for income taxes	76,186	10.6%	55,085	8.6%

Provision for income taxes	27,827	3.9%	20,794	3.3%

Net income	$48,359	6.7%	$34,291	5.3%

Earnings per share:
As reported:
Common stock – diluted	$0.70		$0.43
Class L common stock – diluted	N/A		$5.06

Pro forma:
Common stock – diluted	N/A		$0.52

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Domino’s Pizza: Q205 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	June 19, 2005	January 2, 2005 (Note)
Assets
Current assets:
Cash and cash equivalents	$10,504	$40,396
Accounts receivable	67,770	73,138
Inventories	20,191	21,505
Advertising fund assets, restricted	37,636	32,817
Other assets	29,371	21,635

Total current assets	165,472	189,491

Property, plant and equipment, net	137,190	136,883

Other assets	116,993	120,973

Total assets	$419,655	$447,347

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$16,490	$25,295
Accounts payable	51,926	55,350
Advertising fund liabilities	37,636	32,817
Other accrued liabilities	80,599	76,205

Total current liabilities	186,651	189,667

Long-term liabilities:
Long-term debt, less current portion	754,182	755,405
Other accrued liabilities	52,947	52,155

Total long-term liabilities	807,129	807,560

Total stockholders’ deficit	(574,125)	(549,880)

Total liabilities and stockholders’ deficit	$419,655	$447,347

Note: The balance sheet at January 2, 2005 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

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Domino’s Pizza: Q205 Earnings Release, Page Eleven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands)	June 19, 2005	June 13, 2004

Cash flows from operating activities:
Net income	$48,359	$34,291
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	14,686	14,057
Amortization of deferred financing costs and debt discount	1,450	1,662
Provision for deferred income taxes	899	3,030
Other	1,085	437
Changes in operating assets and liabilities	5,119	(531)

Net cash provided by operating activities	71,598	52,946

Cash flows from investing activities:
Capital expenditures	(15,210)	(17,639)
Other	2,486	389

Net cash used in investing activities	(12,724)	(17,250)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	40,000	—
Repayments of long-term debt and capital lease obligation	(50,136)	(26,427)
Repurchase of common stock	(75,000)	(262)
Dividends	(6,903)	—
Other	3,424	(595)

Net cash used in financing activities	(88,615)	(27,284)

Effect of exchange rate changes on cash and cash equivalents	(151)	449

Increase (decrease) in cash and cash equivalents	(29,892)	8,861

Cash and cash equivalents, at beginning of period	40,396	46,391

Cash and cash equivalents, at end of period	$10,504	$55,252

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